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                                                                     EXHIBIT 8.1

                [Letterhead of Wilson Sonsini Goodrich & Rosati]



                               October 14, 1998



Infoseek Corporation
1399 Moffett Park Drive
Sunnyvale, California 94089

     RE: Registration Statement on Form S-4 of Infoseek Corporation dated October 14, 1998

Ladies and Gentlemen:

     We have acted as counsel to Infoseek Corporation, a Delaware corporation ("Infoseek") in connection with the proposed merger (the "Merger") of ICO Acquisition Corp., a California corporation and a wholly-owned subsidiary of Infoseek ("Merger Sub"), with and into Infoseek Corporation, a California corporation ("Infoseek California") pursuant to an Agreement and Plan of Reorganization dated as of June 18, 1998, as amended (the "Reorganization Agreement"), among Infoseek, Infoseek California, Starwave Corporation and Disney Enterprises, Inc. The Merger and certain related transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") which contains a prospectus and joint proxy statement. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

     Based upon the foregoing and on representations expected to be formalized in connection with our closing opinion described in the Registration Statement, the discussion contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences," subject to the limitations and qualifications described therein, constitutes our opinion as to the material federal income tax consequences of the exchange of shares of Infoseek California Common Stock for Infoseek Common Stock pursuant to the Merger.

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Infoseek Corporation
October 14, 1998
Page 2

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the opinion and discussion of the material federal income tax consequences of the Merger, including the prospectus and joint proxy statement constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              /s/ WILSON SONSINI GOODRICH & ROSATI